Exhibit 99.1


                       UNITED STATES STEEL CORPORATION REPORTS 2002
                           FOURTH QUARTER AND FULL-YEAR RESULTS

                                  Earnings Highlights
                          (Dollars in millions except per share data)
                                        4Q      4Q
                                       2002    2001     2002    2001
Revenues and other income             $1,899  $1,414   $7,054  $6,375

Net income (loss) per diluted share    $0.12  $(1.95)   $0.64  $(2.45)
Net income (loss) adjusted per         $0.44  $(1.36)   $0.70  $(2.89)
diluted share

Net income (loss)                        $12   $(174)     $62   $(218)

Adjustments for special items (pretax):
 Pension settlement loss                  90       -      100       -
 Asset impairments - receivables           -      72       14     146
 Asset impairments - intangible asset      -      20        -      20
 Costs related to separation               -      16        -      25
 Costs related to Fairless shutdown        -       9        1      38
 Federal excise tax refund                (2)      -      (38)      -
 Insurance recoveries related            (19)    (23)     (39)    (46)
  to USS-POSCO fire
 Gain on VSZ share sale                  (20)      -      (20)      -
 Reversal of litigation accrual            -       -       (9)      -
 Gain on Transtar reorganization           -       -        -     (68)
 Prior year tax adjustments                -      (9)       -     (62)
 Tax effect of special items             (17)    (32)      (3)    (92)
Net income (loss) adjusted for           $44   $(121)     $68   $(257)
  special items



      PITTSBURGH, Jan. 28, 2003 - United States Steel Corporation (NYSE: X)

recorded fourth quarter 2002 net income of $12 million, or 12 cents per diluted share, compared with a net loss of $174 million, or $1.95 per diluted share,

in fourth quarter 2001.

      Adjusted fourth quarter 2002 net income was $44 million, or 44 cents per diluted share, compared with an adjusted net loss of $121 million, or $1.36 per diluted share in fourth quarter 2001.

      For the year 2002, U. S. Steel's net income was $62 million, or 64 cents per diluted share, reflecting a significant improvement from 2001's net loss of

$218 million, or $2.45 per diluted share.

      Fourth quarter 2002 income from operations before special items was

$54 million, or $15 per ton, substantially improved from an operating loss of

$158 million, or $51 per ton, in fourth quarter 2001.  For full-year 2002, the company recorded income from operations before special items of $140 million, or

$10 per ton, versus a loss of $290 million, or $21 per ton, in 2001.

      Commenting on 2002 results, U. S. Steel Chairman Thomas J. Usher said,

"Our return to profitability in 2002 can be attributed to a number of positives,

including a dramatic improvement in our domestic flat-rolled business and the continued solid performance of U. S. Steel Kosice in the Slovak Republic.  While

our tubular business experienced a difficult marketplace throughout the year, it did an excellent job of managing costs and operations.  Ongoing company-wide cost reduction efforts exceeded our goals, and we made significant progress toward implementing our strategies of growing our value-added capabilities and expanding globally as we pursued acquisition opportunities both in the United

States and in Central Europe."

      Usher also noted that, since its implementation in March 2002, President

Bush's three-year Section 201 remedy has helped improve domestic industry conditions and has aided consolidation efforts under way within the domestic steel industry.

      Effective with fourth quarter 2002, U. S. Steel has five reportable segments: Flat-rolled Products (Flat-rolled); Tubular Products (Tubular);

U. S. Steel Kosice (USSK); Straightline Source (Straightline); and USS Real

Estate (Real Estate).  The composition of the Flat-rolled, Tubular and USSK segments remains unchanged from prior periods.  The Straightline and Real Estate segments were previously reflected in Other Businesses.  The presentation of

Straightline and Real Estate as separate segments results from the application of quantitative threshold tests under generally accepted accounting principles rather than any fundamental change in the management or structure of the businesses.  Comparative 2001 results have been conformed to the current year presentation.

      U. S. Steel's Flat-rolled segment recorded fourth quarter income from operations of $8 million, or $3 per ton, and a full-year 2002 loss from operations of $31 million, or $3 per ton.  These were substantial improvements from the respective fourth quarter and full-year 2001 losses from operations of

$154 million, or $76 per ton, and $536 million, or $61 per ton.  The average realized price in fourth quarter 2002 was $431 per ton, up $35 per ton from the year-earlier quarter, and slightly higher than in the 2002 third quarter.

Fourth quarter 2002 shipments were 2.4 million net tons, up 19 percent from

2.0 million net tons in 2001's fourth quarter, but down 8 percent from third quarter 2002.  As previously disclosed, Flat-rolled results in the fourth quarter were negatively impacted by the acceleration of several blast furnace outages that were originally scheduled to occur in 2003 and by higher natural gas prices.  Costs related to these outages totaled approximately $27 million.

      The Tubular segment recorded a loss from operations of $9 million, or $59 per ton, in the 2002 fourth quarter, compared with income from operations of

$9 million, or $50 per ton, in the fourth quarter of 2001.  For the year, this segment realized income from operations of $4 million, or $5 per ton, compared with income of $88 million, or $86 per ton, in 2001.  Fourth quarter 2002

Tubular shipments of 152,000 net tons were down significantly from 180,000 net tons in fourth quarter 2001 and from 216,000 net tons in third quarter 2002.

The quarter's average realized price fell $13 per ton from $681 per ton in fourth quarter 2001, but was up slightly from the prior 2002 quarter.

      The USSK segment recorded fourth quarter income from operations of

$45 million, or $42 per net ton, compared with $2 million, or $2 per net ton, in the 2001 fourth quarter.  Fourth quarter 2002 shipments totaled 1.1 million net tons, up from 0.9 million net tons in the comparable 2001 quarter, and moderately higher than third quarter 2002 levels.  USSK's average realized price in the fourth quarter rose to $306 per net ton, an increase of $55 per net ton versus the 2001 fourth quarter and $16 per net ton versus the 2002 third quarter.  These increases reflect price increases implemented during 2002 for most products, as well as favorable foreign currency exchange effects.  These favorable currency exchange effects on average realized prices were partially offset by unfavorable effects of these exchange rates on operating costs.  For the year, USSK's income from operations was $110 million, or $28 per net ton,

versus $123 million, or $33 per net ton, in the prior year.  USSK's 2002 results included losses on conversion operations at Sartid in Serbia and business development expenses associated with Sartid and other expansion opportunities in

Europe.

      The Straightline segment includes the operating results of U. S. Steel's technology-enabled distribution business that serves steel consuming customers primarily in the eastern and central United States.  The Straightline segment reported a fourth quarter loss from operations of $13 million, compared with a loss of $7 million in the year-earlier quarter when Straightline commenced shipments to customers.  Straightline had full-year operating losses of

$41 million and $17 million, respectively, during 2002 and 2001.

      The Real Estate segment includes the operating results of U. S. Steel's domestic mineral interests that are not assigned to other operating units;

timber properties; and residential, commercial and industrial real estate that is managed and developed for sale or lease.  The Real Estate segment reported income from operations of $20 million in the 2002 fourth quarter, up from

$14 million in the year-earlier quarter.  This increase was primarily due to increased land sales.  For the year, Real Estate posted operating income of

$57 million, reflecting a decrease of $12 million from 2001.  The decline resulted mainly from lower mineral interest royalties.

      Units comprising U. S. Steel's Other Businesses, which are involved in the production and sale of coal, coke and iron-bearing taconite pellets;

transportation services; and engineering and consulting services, had fourth quarter 2002 income from operations of $3 million, compared with a loss from operations of $22 million in fourth quarter 2001.  For the year, these units reported income from operations of $41 million, compared with a loss of

$17 million in 2001.

      Available sources of liquidity at the end of 2002 were $1.03 billion, an increase of $326 million from year-end 2001, primarily due to the equity offering that was completed in May 2002 and improved operations during the year.

      Looking ahead, shipments for the Flat-rolled segment in the 2003 first quarter are expected to improve somewhat from fourth quarter levels.  The first quarter average realized price is also expected to improve slightly from the previous quarter.  First quarter costs, however, will continue to be negatively affected by higher prices for natural gas.  For full-year 2003, Flat-rolled shipments are expected to approximate 10.1 million net tons.

      For the Tubular segment, first quarter 2003 shipments are projected to be up substantially from the 2002 fourth quarter, and the average realized price is expected to be lower than in the fourth quarter.  Shipments for full-year 2003 are expected to be approximately 1.1 million net tons, as higher energy prices should spur a recovery in North American drilling activity in the second half of

2003.

      USSK's first quarter 2003 shipments are expected to increase slightly from the 2002 fourth quarter, and shipments for the full year are projected to be approximately 4.1 million net tons.  USSK's average realized price in the first quarter should improve slightly from the fourth quarter due primarily to a

January 1, 2003, price increase for all products.

     In the fourth quarter 2002, as previously reported, U. S. Steel recorded a pretax pension settlement loss of $90 million for the nonunion qualified plan and, under the accounting rules related to additional minimum pension liabilities, a charge to equity of $748 million for the union plan.  In addition, based on preliminary actuarial information for 2003, the company expects annual net periodic pension costs to be $65 million and annual retiree medical and life insurance costs to be $210 million.  In 2002, U. S. Steel recorded a credit of $103 million for pensions (excluding settlement charges of

$100 million) and a $138 million expense for retiree medical and life insurance

(excluding multiemployer and other plans).  Pension costs are expected to increase from 2002 primarily because of lower plan assets, average asset return assumptions that have been reduced by 0.6 percentage points to 8.2 percent, and a discount rate that has been reduced from 7.0 percent to 6.25 percent.  The anticipated increase in retiree medical and life insurance costs primarily reflects unfavorable health care claims cost experience in 2002 for union retirees, the use of the lower discount rate and higher assumed medical cost inflation.

      U. S. Steel recently announced that it has signed an Asset Purchase

Agreement with National Steel Corporation to acquire substantially all of

National's steelmaking and finishing assets for approximately $950 million,

which includes the assumption of liabilities of approximately $200 million.  Net working capital will account for at least $450 million of this amount.

      This transaction is contingent on the successful negotiation of a new labor contract with the United Steelworkers of America covering the National employees, the approval of the bankruptcy court and other customary regulatory approvals.  A court hearing to consider the Asset Purchase Agreement and related matters is scheduled for January 30, 2003.

      Work continues on several potential transactions to dispose of non-

strategic assets.  These include the sale of the raw materials and transportation businesses to an entity to be formed by affiliates of Apollo

Management L.P., which U. S. Steel estimates would result in a pretax loss of up to $300 million; the sale of U. S. Steel Mining; and the contribution of certain timber properties to one or more employee benefit plans.

                                      *****

      This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices, benefit costs, a potential acquisition and potential asset dispositions.  Some factors, among others, that could affect 2003 market conditions, costs, shipments and prices include import levels, future product demand, prices and mix, global and company steel production, plant operating performance, domestic natural gas prices and usage,

the resumption of operation of steel facilities sold under the bankruptcy laws,

and U.S. and European economic performance and political developments.  Steel shipments and prices can be affected by imports and actions of the U.S.

Government and its agencies.  Factors that may affect USSK results are similar to domestic factors, including excess world supply, plus foreign currency fluctuations, matters peculiar to international marketing such as tariffs, and completion of facility projects at USSK.  Factors that may affect the amount of the expected pension and retiree medical and life insurance costs in 2003 include pension fund investment performance, liability changes and interest rates.  Factors that may impact the occurrence and timing of the acquisition of

National's steelmaking and finishing assets include the negotiation of a new labor agreement between U. S. Steel and the United Steelworkers of America covering employees of the National facilities, receipt of necessary clearances from the Federal Trade Commission and the U.S. Department of Justice under the

Hart-Scott-Rodino Antitrust Improvement Act, approval by the Surface

Transportation Board under the Surface Transportation Act for the acquisition of the Delray Connecting Railroad Company, the absence of any injunctions blocking the acquisition, and the results of the auction process contemplated in

National's bankruptcy court filing.  Consummation of the asset dispositions will depend upon a number of factors including negotiation of definitive agreements;

regulatory approvals, including Department of Labor approvals for the benefit plan contributions; and the ability of the purchasers to arrange financing.  In accordance with "safe harbor" provisions of the Private Securities Litigation

Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the

Form 10-K of U. S. Steel for the year ended December 31, 2001, and in subsequent filings for U. S. Steel.

      A Statement of Operations, Other Financial Data and Preliminary

Supplemental Statistics for U. S. Steel are attached.



                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                       -----------------------------------


                                                 Fourth Quarter   Twelve Months
                                                     Ended            Ended
                                                  December 31      December 31
(Dollars in millions, except per share           2002     2001    2002     2001
amounts)
-------------------------------------------------------------------------------
REVENUES AND OTHER INCOME:
  Revenues                                    $ 1,852 $  1,398 $ 6,949  $ 6,286
  Income from investees                            22       13      33       64
  Net gains on disposal of assets                  22        2      29       22
  Other income                                      3        1      43        3
                                               ------   ------  ------   ------
     Total revenues and other income            1,899    1,414   7,054    6,375
                                               ------   ------  ------   ------
COSTS AND EXPENSES:
  Cost of revenues                              1,638    1,452   6,156    6,166
  Selling, general and administrative             172      116     417      270
    expenses
  Depreciation, depletion and amortization         84       98     350      344
                                               ------   ------  ------   ------
     Total costs and expenses                   1,894    1,666   6,923    6,780
                                               ------   ------  ------   ------
INCOME (LOSS) FROM OPERATIONS                       5     (252)    131     (405)
Net interest and other financial costs             30       67     115      141
                                               ------   ------  ------   ------
INCOME (LOSS) BEFORE INCOME TAXES                 (25)    (319)     16     (546)
Income tax benefit                                (37)    (145)    (46)    (328)
                                               ------   ------  ------   ------
NET INCOME (LOSS)                              $   12  $  (174) $   62  $  (218)
                                               ======   ======  ======   ======
COMMON STOCK DATA:
  Net income (loss), per share
    - Basic and diluted                        $  .12  $ (1.95) $  .64  $ (2.45)

  Weighted average shares, in thousands
    - Basic                                   102,349   89,223  97,426   89,223
    - Diluted                                 102,349   89,223  97,428   89,223

  Dividends paid per share:
    United States Steel Corporation Common     $  .05        -  $  .20        -
      Stock
    USX - U. S. Steel Group Common Stock            -  $   .10       -  $   .55


Note: Net income per common share for the periods of 2002 are based on the weighted average number of common shares outstanding during the periods. Netloss per common share for the periods of 2001 are based on outstanding common shares at December 31, 2001, the date of the Separation.

The following notes are an integral part of this financial statement.

                         UNITED STATES STEEL CORPORATION
                      SELECTED NOTES TO FINANCIAL STATEMENT
                      -------------------------------------


1.United States Steel Corporation (U. S. Steel) is engaged domestically in the production, sale and transportation of steel mill products, coal, coke and taconite pellets (iron ore); the management of mineral resources; the management and development of real estate; and engineering and consulting services and, through U. S. Steel Kosice (USSK) in the Slovak Republic, in the production and sale of steel mill products and coke primarily for the Central European market. Prior to December 31, 2001, the businesses of U. S. Steel comprised an operating unit of USX Corporation, now named Marathon Oil Corporation (Marathon). Marathon had two outstanding classes of common stock: USX-Marathon Group common stock, which was intended to reflect the performance of Marathon's energy business, and USX-U. S. Steel Group common stock (Steel Stock), which was intended to reflect the performance of Marathon's steel business. On December 31, 2001, U. S. Steel was capitalized through the issuance of 89.2 million shares of common stock to the holders of Steel Stock in exchange for all outstanding shares of Steel Stock on a one-for-one basis (the Separation).

  The accompanying Statement of Operations includes the fourth quarter and twelve months of 2002 results of operations of U. S. Steel on a stand-alone basis, while the fourth quarter and twelve months of 2001 results of operations represent a carve-out presentation of the businesses comprising
  U. S. Steel and are not intended to be a complete presentation of the results of operations of U. S. Steel on a stand-alone basis. The results of operations for the 2001 periods contain certain transactions related to interest and other financial costs that were attributed to U. S. Steel by Marathon based on U. S. Steel's cash flows and its capital structure. Corporate general and administrative costs were allocated to U. S. Steel during the periods of 2001 based upon utilization or other methods that management believed to be reasonable and which considered certain measures of business activities, such as employment, investments and revenues. Income taxes were allocated to U. S. Steel during the periods of 2001 in accordance with Marathon's tax allocation policy. In general, such policy provided that the consolidated provision and related tax payments or refunds be allocated based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to U. S. Steel.

  Effective January 1, 2002, net pension and other postretirement costs associated with active employees at operating locations are reflected in cost of revenues. Net costs and credits associated with corporate headquarters personnel and all retirees are reflected in selling, general and administrative expenses. Prior year data has been reclassified to conform to the current year presentation, which resulted in a decrease in cost of revenues and an increase in selling, general and administrative expenses of $41 million and $162 million for the fourth quarter and twelve months of 2001, respectively.

2.In 2002, U. S. Steel recognized a pretax gain of $38 million, associated with the recovery of black lung excise taxes that were paid on coal export sales during the period 1993 through 1999. This gain is included in other income in the statement of operations and resulted from a 1998 federal district court decision that found such taxes to be unconstitutional. Of the $38 million recognized, $11 million represented the interest component of the claim.

                         UNITED STATES STEEL CORPORATION
                SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
                ------------------------------------------------

3.On March 1, 2001, U. S. Steel completed the purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, U. S. Steel assumed approximately $66 million of certain employee-related obligations from LTV. The acquisition was accounted for using the purchase method of accounting. Results of operations for 2001 included the operations of East Chicago Tin from the date of acquisition. In the fourth quarter of 2001, following the discontinuation of LTV operations at East Chicago, U. S. Steel recorded a pretax charge of $20 million to impair an intangible asset related to a five-year agreement for LTV to supply
  U. S. Steel with pickled hot bands entered into in conjunction with the acquisition of the LTV's tin mill products business. The impairment charge is reflected in depreciation, depletion and amortization.

  On March 23, 2001, Transtar, Inc. (Transtar) completed a reorganization with its two voting shareholders, U. S. Steel and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L.P., which resulted in U. S. Steel becoming the sole owner of Transtar and certain of its subsidiaries while Holdings became the owner of the other subsidiaries.
  U. S. Steel recorded $68 million in income from investees to reflect its share of the gain recognized by Transtar as a result of the reorganization. Also, in connection with this transaction, U. S. Steel recognized a favorable deferred tax adjustment of $33 million related to its investment in the stock of Transtar. U. S. Steel previously accounted for its investment in Transtar under the equity method of accounting.

4.U. S. Steel has a 16% investment in Republic Technologies International
  Holdings, LLC (Republic) which was accounted for under the equity method of accounting until the first quarter of 2001 when investments in and advances to Republic were reduced to zero. Republic filed a voluntary petition for bankruptcy in April of 2001 to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Due to Republic's filing for bankruptcy, further deterioration of Republic's financial position and progression in the bankruptcy proceedings, U. S. Steel recorded pretax charges reflected as reductions in revenues of $74 million in the first quarter of 2001 and $26 million in the fourth quarter of 2001 to impair trade accounts receivable from Republic and an additional $4 million in the fourth quarter of 2001 for receivables from another bankrupt steel company. Additional pretax charges of $42 million in the fourth quarter of 2001 and $14 million in the second quarter of 2002 were recorded to impair retiree medical claim reimbursements owed by Republic. These charges are reflected in selling, general and administrative expenses. At December 31, 2002, U. S. Steel had no remaining financial exposure to Republic.

                         UNITED STATES STEEL CORPORATION
                SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
                ------------------------------------------------

5.The income tax benefit in 2002 and 2001 reflected pretax losses from domestic operations and pretax income from USSK for which virtually no income tax provision was recorded. In addition to a $4 million deferred tax charge related to a newly enacted state tax law, an $8 million tax benefit related to prior years' taxes was recorded during 2002.

  The income tax benefit in 2001 included a $33 million deferred tax benefit related to the Transtar reorganization, as discussed in Note 3. In addition, net interest and other financial costs in 2001 included a favorable adjustment of $67 million and the income tax benefit included an unfavorable adjustment of $15 million, both of which were related to prior years' taxes.

6.Selling, general and administrative expenses for the fourth quarter and twelve months of 2002 included pretax pension settlement losses of $90 million and $100 million, respectively. Also included in the twelve months of 2002 is a $14 million pretax charge related to reserving Republic receivables, as discussed in Note 4.

  Selling, general and administrative expenses for the fourth quarter and twelve months of 2001 included $5 million and $14 million, respectively, of Separation costs for professional fees and $11 million in both periods for Separation costs related to a Voluntary Early Retirement Program. Also included in the fourth quarter and twelve months of 2001 is a pretax charge of $42 million related to reserving retiree medical claim reimbursements from Republic, as discussed in Note 4.

7.Income from investees included pretax gains of $19 million and $23 million for the fourth quarter of 2002 and 2001, respectively, and $39 million and $46 million for the twelve months of 2002 and 2001, respectively, for
  U. S. Steel's share of insurance recoveries related to the May 31, 2001 fire at the USS-POSCO joint venture.

8.In October 2002, U. S. Steel granted an option to purchase its shares of VSZ a.s. (VSZ). U. S. Steel subsequently sold these shares. Cash proceeds of approximately $31 million were received in consideration for the option and the sale of the shares, which resulted in a pretax gain of approximately $20 million, which is included in net gains on disposal of assets.
  U. S. Steel previously accounted for its investment in VSZ under the cost method.

9.On August 14, 2001, U. S. Steel announced its intention to permanently close the cold rolling and tin mill operations at its Fairless Works. In the fourth quarter and twelve months of 2001, U. S. Steel recorded a pretax charge of $9 million and $38 million, respectively, relative to the shutdown.

                         UNITED STATES STEEL CORPORATION
                SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
                ------------------------------------------------

10. Statement of Financial Accounting Standards No. 87 "Employer's Accounting for Pensions" provides that if, at any plan measurement date, the fair value of plan assets is less than the plan's accumulated benefit obligation (ABO), the sponsor must establish a minimum liability at least equal to the amount by which the ABO exceeds the fair value of the plan assets and any pension asset must be removed from the balance sheet. The sum of the liability and pension asset is offset by the recognition of an intangible asset or as a direct charge to stockholders' equity, net of tax effects. Such adjustments have no direct impact on earnings per share or cash. As of December 31, 2002, the fair value of plan assets for the U. S. Steel pension plan for union employees was $4.5 billion. The ABO for this plan at December 31, 2002, exceeded the fair value of plan assets, resulting in a required minimum liability adjustment charge to equity of $748 million.

                         UNITED STATES STEEL CORPORATION
                        OTHER FINANCIAL DATA (Unaudited)
                       -----------------------------------

   Cash Flow Data                    (In millions)       2002     2001
   -------------------------------------------------------------------
     Cash from operating activities:
      Net income (loss)                              $     62  $  (218)
      Depreciation                                        350      344
      Working capital changes                             (71)     577
      Other operating activities                          (62)     (34)
                                                       ------   ------
       Total                                              279      669
                                                       ------   ------
     Cash from (used in) investing activities:
      Capital expenditures                               (258)    (287)
      Other investing activities                          (51)      48
                                                       ------   ------
       Total                                             (309)    (239)
                                                       ------   ------
     Cash from (used in)financing activities and
      foreign exchange rate changes                       126     (502)
                                                       ------   ------
       Total net cash flow                                 96      (72)
     Cash at beginning of the year                        147      219
                                                       ------   ------
     Cash at end of the year                         $    243  $   147
                                                       ======   ======


                                                       Dec. 31  Dec. 31
   Balance Sheet Data                 (In millions)      2002     2001
   --------------------------------------------------------------------
     Cash and cash equivalents                       $    243 $    147
     Other current assets                               2,198    1,926
     Property, plant and equipment - net                2,978    3,084
     Pension asset                                      1,654    2,745
     Other assets                                         905      435
                                                       ------   ------
       Total assets                                  $  7,978 $  8,337
                                                       ======   ======
     Current liabilities                             $  1,371 $  1,259
     Long-term debt                                     1,408    1,434
     Employee benefits                                  2,601    2,008
     Other long-term liabilities                          569    1,130
     Stockholders' equity                               2,029    2,506
                                                       ------   ------
       Total liabilities and stockholders' equity    $  7,978 $  8,337
                                                       ======   ======

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                          Fourth Quarter         Year
                                         Ended December 31  Ended December 31
(Dollars in millions)                      2002     2001      2002    2001
-----------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
Flat-rolled Products                         $8    $(154)     $(31)  $(536)
Tubular Products                             (9)       9         4      88
U. S. Steel Kosice                           45        2       110     123
Straightline                                (13)      (7)      (41)    (17)
Real Estate                                  20       14        57      69
Other Businesses                              3      (22)       41     (17)
                                          -----    -----     -----   -----
Income (Loss) from Operations before         54     (158)      140    (290)
special items
 Special Items:
  Pension settlement loss                   (90)       -      (100)      -
  Asset impairments - receivables             -      (72)      (14)   (146)
  Asset impairments - intangible assets       -      (20)        -     (20)
  Costs related to Separation                 -      (16)        -     (25)
  Costs related to Fairless shutdown          -       (9)       (1)    (38)
  Federal excise tax refund                   2        -        38       -
  Insurance recoveries related to USS-       19       23        39      46
    POSCO fire
  Gain on VSZ share sale                     20        -        20       -
  Reversal of litigation accrual              -        -         9       -
  Gain on Transtar reorganization             -        -         -      68
                                          -----    -----     -----   -----
   Total Income (Loss) from Operations      $ 5    $(252)     $131   $(405)

CAPITAL EXPENDITURES
 Flat-rolled Products                       $19    $  18       $42   $ 129
 Tubular Products                            24        5        52       5
 U. S. Steel Kosice                          52       30        97      61
 Straightline                                 1        5         8      19
 Real Estate                                  -        1         1       2
 Other Businesses                            12       31        58      71
                                          -----    -----     -----   -----
   Total                                   $108      $90      $258    $287

OPERATING STATISTICS
 Average realized price: ($/net ton)(a)
   Flat-rolled Products                    $431     $396      $410    $397
   Tubular Products                         668      681       651     685
   U. S. Steel Kosice                       306      251       276     260
 Steel Shipments:(a)(b)
   Flat-rolled Products                   2,400    2,020     9,900   8,775
   Tubular Products                         152      180       773   1,022
   U. S. Steel Kosice                     1,079      873     3,949   3,714
 Raw Steel-Production:(b)
   Domestic Facilities                    2,609    2,160    11,535  10,093
   U. S. Steel Kosice                     1,142      837     4,394   4,051
 Raw Steel-Capability Utilization:(c)
   Domestic Facilities                     80.8%    67.0%     90.1%   78.9%
   U. S. Steel Kosice                      90.6%    66.4%     87.9%   81.0%
 Domestic iron ore shipments(b)(d)        4,100    3,319    16,267  14,913
 Domestic coke shipments(b)(d)            1,323    1,040     5,185   4,731
-----------
      (a)  Excludes intersegment transfers.
      (b)  Thousands of net tons.
      (c) Based on annual raw steel production capability of 12.8 million net tons for domestic facilities and 5.0 million net tons for U. S. Steel Kosice.
      (d)  Includes intersegment transfers.